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                                  EXHIBIT 12.1

                          BOSTON SCIENTIFIC CORPORATION

   STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (Unaudited)
                                  (In millions)

                                                                                              Year Ended December 31,
                                                                                ---------------------------------------------------
                                                                                 2002       2001        2000       1999       1998
                                                                                ---------------------------------------------------
Fixed charges:
     Interest expense and debt issuance costs                                   $   43     $   60      $   70     $  122     $   74
     Interest portion of rental expense                                             11         12          15         15         16
                                                                                ---------------------------------------------------
        Total fixed charges                                                     $   54     $   72      $   85     $  137     $   90
                                                                                ===================================================

Earnings:
     Income (loss) before income taxes and cumulative
      effect of change in accounting                                            $  549     $   44      $  527     $  562     ($ 275)
     Fixed charges per above                                                        54         72          85        137         90
     Net distributed/(undistributed) equity in earnings of equity investees                   (13)         13         (1)
     Less: capitalized interest                                                                                        1          4
                                                                                ---------------------------------------------------
        Total earnings, as adjusted                                             $  603     $  103      $  625     $  697     ($ 189)
                                                                                ===================================================

Ratio of earnings to fixed charges                                               11.21       1.41        7.31       5.09
                                                                                ===================================================

Coverage deficiency(1)                                                                                                       ($ 279)
                                                                                                                             ======

Supplemental pro forma coverage deficiency(2)                                                                                ($ 346)
                                                                                                                             ======

(1) Includes noncash special charges of $646 million recorded in connection with the acquisition of Schneider Worldwide and other merger-related initiatives.

(2) Reflects the coverage deficiency as if the acquisition of Schneider Worldwide occurred at the beginning of 1998, with pro forma adjustments to give effect to amortization of intangibles, an increase in interest expense on acquisition financing and certain other adjustments.